EXHIBIT 99.1

CARVER BANCORP, INC.
FOR IMMEDIATE
RELEASE

                                                                Contact:      Ruth Pachman/Michael Herley
                                                                                                     Kekst and Company
                                212-521-4800

CARVER BANCORP, INC. REPORTS REVISED FISCAL YEAR 2014 AND FOURTH
QUARTER RESULTS

NEW YORK, NEW YORK, July 1, 2014 – Carver Bancorp, Inc. (“Carver” or the “Company”) (NASDAQ:CARV), the holding company for Carver Federal Savings Bank, has filed a Notification of Late Filing on Form 12b-25 with respect to its Annual Report on Form 10-K for the year ended March 31, 2014 and expects to file its Annual Report on Form 10-K on or before July 15, 2014. The Company's management team and its finance and accounting personnel are conducting a review of its pension plan and lease accounting. The Company expects the results of its review of its pension plan accounting and other adjustments are expected to result in an increase in non-interest expense of approximately $1.1 million and a decrease in net income by approximately $1.1 million in the aggregate from those amounts previously reported in its press release included with its Form 8-K filed on June 13, 2014. Based on these expected adjustments, the Company anticipates that it will report a loss for the fiscal year ended March 31, 2014 in the amount of approximately $0.9 million, subject to tax adjustment, and $1.5 million for the fourth quarter ended March 31, 2014.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution (CDFI) because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighborhoods.  Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company’s website at www.carverbank.com.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.